Exhibit 16.1

November 26, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Huadi International Group Co., Ltd.’s Form 6-K dated November 26, 2021, and we agree with the statements set forth in the Form 6-K, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas